Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MONTEREY BIO ACQUISITION CORPORATION

Monterey Bio Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.       The name of the Corporation is “Monterey Bio Acquisition Corporation.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 23, 2020 (the “Original Certificate”). A Certificate of Amendment to the Original Certificate was filed with the Secretary of State of the State of Delaware on April 9, 2021. The Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on September 30, 2021. A Certificate of Amendment to the Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on September 29, 2022.

2.       The Amended and Restated Certificate of the Corporation is hereby amended by deleting the text of Article I thereof in its entirety and inserting the following in lieu thereof:

“The name of the corporation is Monterey Innovation Acquisition Corp. (the “Corporation”).”

3.       The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed and acknowledged by its duly authorized officer this 10th day of March, 2023.

MONTEREY BIO ACQUISITION CORPORATION

By:	/s/ Murat Omur
Name:	Murat Omur
Title:	Chief Executive Officer